Exhibit (a)(xxvi)

THE GABELLI EQUITY TRUST INC.

ARTICLES SUPPLEMENTARY

CREATING AND FIXING THE RIGHTS OF

5.20% SERIES Q CUMULATIVE PREFERRED STOCK

The Gabelli Equity Trust Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Board of Directors, and a duly authorized committee thereof, pursuant to authority expressly vested in it by Article V of the Charter of the Corporation, adopted resolutions classifying 8,000,000 authorized and unissued shares of preferred stock of the Corporation, par value $0.001 per share, without further designation as to class or series, as shares of 5.20% Series Q Cumulative Preferred Stock having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth herein.

SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the Corporation’s 5.20% Series Q Cumulative Preferred Stock, par value $0.001 per share, as fixed by the Board of Directors, and a duly authorized committee thereof, are as follows:

DESIGNATION

5.20% Series Q Cumulative Preferred Stock: A series of 8,000,000 shares of preferred stock, par value $0.001 per share, is hereby designated “5.20% Series Q Cumulative Preferred Stock” (the “Series Q Preferred Stock”). The Series Q Preferred Stock shall constitute a separate series of Preferred Stock.

ARTICLE I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in these Articles Supplementary shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense or gender:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Administrator” means the other party to the Administration Agreement with the Corporation, which shall initially be Gabelli Funds, LLC, a New York limited liability company, and will include, as appropriate, any sub-administrator appointed by the Administrator.

“Adviser” means Gabelli Funds, LLC, a New York limited liability company, or such other person as shall be serving as the investment adviser of the Corporation.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding shares of Series Q Preferred Stock (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the city of New York, New York are authorized or obligated by law to close.

“By-Laws” means the By-Laws of the Corporation, as amended from time to time.

“Charter” means the Articles of Incorporation of the Corporation, as amended and supplemented (including by these Articles Supplementary), as accepted for record by the SDAT.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation.

“Corporation” means The Gabelli Equity Trust Inc., a Maryland corporation.

“Cure Date” shall have the meaning set forth in paragraph 4(a)(ii) of Article II hereof.

“Date of Original Issue” means, with respect to the Series Q Preferred Stock, the date on which any shares of the Series Q Preferred Stock are first issued, and for the purposes of these Articles Supplementary shall mean with respect to any other class or series of Preferred Stock the date upon which shares of such class or series are first issued.

“Deposit Assets” means cash, Short-Term Money Market Instruments and U.S. Government Obligations. Each Deposit Asset shall be deemed to have a value equal to its principal or face amount payable at maturity plus any interest payable thereon after delivery of such Deposit Asset but only if payable on or prior to the applicable payment date in advance of which the relevant deposit is made.

“Dividend-Disbursing Agent” means, with respect to the Series Q Preferred Stock, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Corporation and, with respect to any other class or series of Preferred Stock, the Person appointed by the Corporation as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series Q Preferred Stock, any date on which dividends and distributions declared by the Company and authorized by, or under authority granted by, the Board of Directors thereon are payable pursuant to the provisions of paragraph 2(a) of Article II of these Articles Supplementary and shall for the purposes of these Articles Supplementary have a correlative meaning with respect to any other class or series of Preferred Stock.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Fitch” means Fitch Ratings.

“Governing Documents” means the Charter and the By-Laws.

“Liquidation Preference” shall, with respect to the Series Q Preferred Stock, have the meaning set forth in paragraph 3(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Mandatory Redemption Date” means December 26, 2028.

“Moody’s” means Moody’s Investors Service, Inc. and its successors at law.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(d)(i) of Article II hereof.

“Outstanding” means, as of any date, Preferred Stock theretofore issued by the Corporation except:

(a) any such share of Preferred Stock theretofore redeemed, repurchased, cancelled or otherwise reacquired by the Corporation or delivered to the Corporation for redemption, repurchase, cancellation or other acquisition by the Corporation;

(b) any such share of Preferred Stock, other than auction rate Preferred Stock, as to which a notice of redemption shall have been given and for whose payment at the redemption thereof Deposit Assets in the necessary amount are held by the Corporation in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to these Articles Supplementary with respect thereto;

(c) in the case of auction rate Preferred Stock, any such shares theretofore delivered to the applicable auction agent for redemption, repurchase, cancellation or other acquisition by the Corporation or with respect to which the Corporation has given notice of redemption and irrevocably deposited with the paying agent sufficient funds to redeem such shares; and

(d) any such share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any shares of Preferred Stock as to which any subsidiary of the Corporation is the holder will be disregarded and deemed not Outstanding, and (ii) in connection with any auction of shares of auction rate Preferred Stock as to which the Corporation or any Person known to the auction agent to be a subsidiary of the Corporation is the holder will be disregarded and not deemed Outstanding.

“Person” means and includes an individual, a partnership, the Corporation, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Corporation, and includes the Series Q Preferred Stock.

“Redemption Price” has the meaning set forth in paragraph 4(a)(ii) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“S&P” means S&P Global Ratings, or its successors at law.

“Series Q Preferred Stock” means the 5.20% Series Q Cumulative Preferred Stock, par value $0.001 per share, of the Corporation.

“Series Q Asset Coverage Cure Date” means, with respect to the failure by the Corporation to maintain Asset Coverage (as required by paragraph 6(a) of Article II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 360 days:

(i)	commercial paper rated either F-1 by Fitch or A-1 by S&P if such commercial paper matures in 30 days or P-1 by Moody’s and either F-1+ by Fitch or A-1+ by S&P if such commercial paper matures in over 30 days;

(ii)	demand or time deposits in, and banker’s acceptances and certificates of deposit of, (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii)	overnight funds;

(iv)	U.S. Government Obligations and U.S. Government Securities; and

(v)	Eurodollar demand or time deposits in, or certificates of deposit of, the head office or the London branch office of a depository institution or trust company if the certificates of deposit, if any, and the long-term unsecured debt obligations (other than such obligations the ratings of which are based on the credit of a person or entity other than such depository institution or trust company) of such depository institution or trust company that have (1) credit ratings on each Valuation Date of at least P-1 from Moody’s and either F-1+ from Fitch or A-1+ from S&P, in the case of commercial paper or certificates of deposit, and (2) credit ratings on each Valuation Date of at least Aa3 from Moody’s and either AA from Fitch or AA- from S&P, in the case of long-term unsecured debt obligations; provided, however, that in the case of any such investment that matures in no more than one Business Day from the date of purchase or other acquisition by the Corporation, all of the foregoing requirements shall be applicable except that the required long-term unsecured debt credit rating of such depository institution or trust company from Moody’s, Fitch and S&P shall be at least A2, A-2 and A, respectively; and provided further, however, that the foregoing credit rating requirements shall be deemed to be met with respect to a depository institution or trust company if (1) such depository institution or trust company is the principal depository institution in a holding company system, (2) the certificates of deposit, if any, of such depository institution or trust company are not rated on any Valuation Date below P-1 by Moody’s, F-1+ by Fitch or A-1+ by S&P and there is no long-term rating, and (3) the holding company shall meet all of the foregoing credit rating requirements (including the preceding proviso in the case of investments that mature in no more than one Business Day from the date of purchase or other acquisition by the Corporation); and provided further, that the interest receivable by the Corporation shall not be subject to any withholding or similar taxes.

“U.S. Government Obligations” means direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“U.S. Government Securities” mean securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds and notes.

“Valuation Date” means the last Business Day of each month.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Article II hereof.

ARTICLE II

5.20% SERIES Q CUMULATIVE PREFERRED STOCK

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series Q Preferred Stock to be issued is 8,000,000. No fractional shares of Series Q Preferred Stock shall be issued.

(b) Shares of Series Q Preferred Stock which at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Series Q Preferred Stock without further designation as to class or series.

(c) The Series Q Preferred Stock shall rank on a parity with any other series of Preferred Stock as to the payment of dividends, distributions and liquidation preference to which such stock is entitled.

(d) No holder of Series Q Preferred Stock shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of any Preferred Stock or Common Stock or other securities of the Corporation which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) Holders of shares of Series Q Preferred Stock shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board of Directors and declared by the Corporation, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.20% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series Q Preferred Stock and no more, which shall become due and be payable semiannually on June 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on June 26, 2026 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series Q Preferred Stock as they appear on the stock register of the Corporation at the close of business on the fifth Business Day prior to the Dividend Payment Date in preference to dividends and distributions on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Series Q Preferred Stock in payment of dividends and distributions. Dividends and distributions on shares of Series Q Preferred Stock shall accumulate from, and including, the Date of Original Issue or, if any shares of Series Q Preferred Stock are issued on or after June 26, 2026, from, and including, the first day of the most recent Dividend Period with respect to which full, cumulative cash dividends have been neither (i) paid in full nor (ii) declared in full and the record date for determining stockholders entitled to payment of thereof has passed. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series Q Preferred Stock may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

(b) (i) No dividends or distributions shall be declared or paid on shares of Series Q Preferred Stock for any Dividend Period or part thereof unless all accumulated and unpaid dividends and distributions on all Outstanding shares of all series of Preferred Stock ranking on a parity with the Series Q Preferred Stock as to the payment of dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or contemporaneously are declared and paid for and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Article II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding shares of Preferred Stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding shares of Series Q Preferred Stock. If full cumulative dividends and distributions due have not been paid on all Outstanding shares of such Preferred Stock, any dividends and distributions being declared and paid on such shares of Preferred Stock (including the Series Q Preferred Stock) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Stock on the relevant Dividend Payment Date. No holders of shares of Series Q Preferred Stock shall be entitled to any dividends or distributions, whether payable in cash, property or stock, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on shares of Series Q Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Series Q Preferred Stock that may be in arrears.

(ii) For so long as shares of Series Q Preferred Stock are Outstanding, the Corporation shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the Series Q Preferred Stock as to payment of dividends and the distribution of assets upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series Q Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Series Q Preferred Stock as to payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series Q Preferred Stock as to payment of dividends and the distribution of assets upon liquidation), unless, in each case, (A) immediately thereafter, the Corporation shall have Asset Coverage, (B) all cumulative dividends and distributions on all shares of Series Q Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Corporation has redeemed the full number of shares of Series Q Preferred Stock to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the shares of Series Q Preferred Stock shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Corporation shall deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which Deposit Assets shall mature (if such assets constitute debt securities) on or prior to such Dividend Payment Date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any such Deposit Assets, provided that such investment consists exclusively of Deposit Assets and provided further that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series Q Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series Q Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $10.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Corporation.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all Outstanding shares of Series Q Preferred Stock, and any other Outstanding shares of a class or series of Preferred Stock ranking on a parity with the Series Q Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series Q Preferred Stock of the Liquidation Preference plus all accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other series of Preferred Stock, then such available assets shall be distributed among the holders of shares of Series Q Preferred Stock and such other series of Preferred Stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of shares of Series Q Preferred Stock, no dividends or distributions will be made to holders of the Common Stock or any other stock of the Corporation ranking junior to the Series Q Preferred Stock as to liquidation.

4. Redemption and Puts.

Shares of the Series Q Preferred Stock shall be redeemed by the Corporation as provided below:

(a) Mandatory Redemptions.

(i) The Corporation is required to redeem all Outstanding shares of Series Q Preferred Stock on the Mandatory Redemption Date at the Redemption Price per share.

(ii) If the Corporation is required to redeem any shares of Preferred Stock (which may include shares of Series Q Preferred Stock) prior to the Mandatory Redemption Date pursuant to paragraph 6(b) of Article II hereof or pursuant to any other provision of the Charter, then the Corporation shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on such Series Q Asset Coverage Cure Date (a “Cure Date”), as the case may be, fix a redemption date and proceed to redeem shares as set forth in paragraph 4(d) hereof. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Preferred Stock, which, to the extent permitted by the 1940 Act and Maryland law, at the option of the Corporation may include any proportion of Series Q Preferred Stock or any other series of Preferred Stock, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Corporation having Asset Coverage immediately prior to the opening of business on such Cure Date or, if Asset Coverage cannot be so restored, all of the Outstanding shares of Series Q Preferred Stock, at a price per share equal to the Liquidation Preference per share plus all accumulated but unpaid dividends and distributions (whether or not earned or declared by the Corporation) per share through and including the date of redemption (the “Redemption Price”). In the event that, prior to the Mandatory Redemption Date, shares of Preferred Stock are redeemed pursuant to paragraph 6(b) of Article II hereof, the Corporation may, but is not required to, redeem a sufficient number of shares of Series Q Preferred Stock pursuant to this paragraph 4(a)(ii) which, when aggregated with other shares of Preferred Stock redeemed by the Corporation, permits the Corporation to have with respect to the shares of Preferred Stock (including the Series Q Preferred Stock) remaining Outstanding after such redemption Asset Coverage of as much as 210%. In the event that all of the shares of Series Q Preferred Stock then Outstanding are required to be redeemed pursuant to paragraph 6 of Article II hereof prior to the Mandatory Redemption Date, the Corporation shall redeem such shares at the Redemption Price per share and proceed to do so as set forth in paragraph 4(d) hereof.

(b) Optional Redemptions.

The Corporation may redeem all or any part of the shares of Series Q Preferred Stock, upon 30 days’ prior written notice, at the Redemption Price per share, at any time commencing on December 26, 2026 and thereafter, to the extent permitted by the 1940 Act and Maryland law. The Series Q Preferred Stock is not otherwise subject to optional redemption by the Corporation unless such redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation’s status as a regulated investment company under Subchapter M of the Code.

(c) Puts.

The Corporation will accept for redemption all or any part of the outstanding shares of Series Q Preferred Stock that holders have properly submitted for redemption during the 60-day period prior to each of June 26, 2026, December 26, 2026, June 26, 2027, December 26, 2027 and June 26, 2028 at the Redemption Price per share.

(d) Procedures for Redemption.

(i) If the Corporation shall determine or be required to redeem shares of Series Q Preferred Stock pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation on the close of business on such date as the Board of Directors or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series Q Preferred Stock. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Directors or its delegatee (which, in the case of a redemption pursuant to paragraph 4(a)(i) hereof, shall be the Mandatory Redemption Date); (B) the number or percentage or other proportion of the Outstanding shares of Series Q Preferred Stock to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all shares of Series Q Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Corporation shall give a Notice of Redemption, then not later than the redemption date, the Corporation shall (A) deposit with the Dividend-Disbursing Agent Deposit Assets that shall mature (if such assets constitute debt securities) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the shares of Series Q Preferred Stock to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Series Q Preferred Stock called for redemption on the redemption date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any Deposit Assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Series Q Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Series Q Preferred Stock called for redemption on such date and any remaining Deposit Assets. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series Q Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the Deposit Assets so deposited.

(iii) On or after the redemption date, each holder of shares of Series Q Preferred Stock that are subject to redemption shall surrender such shares to the Corporation as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the then-Outstanding shares of Series Q Preferred Stock pursuant to these Articles Supplementary, such redemption shall be made pro rata from each holder of shares of Series Q Preferred Stock in accordance with the respective number of shares held by each such holder on the redemption date.

(v) Notwithstanding the other provisions of this paragraph 4, the Corporation shall not redeem shares of Series Q Preferred Stock unless all accumulated and unpaid dividends and distributions on all Outstanding shares of Series Q Preferred Stock and other Preferred Stock ranking on a parity with the Series Q Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and Deposit Assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Article II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of Outstanding shares of Preferred Stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding shares of Series Q Preferred Stock.

If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the then-Outstanding shares of the Series Q Preferred Stock or other Preferred Stock designated to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Series Q Preferred Stock and other Preferred Stock so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the shares of the Series Q Preferred Stock and other Preferred Stock designated to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon the applicable Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided by law or as specified in the Governing Documents or a resolution of the Board of Directors, each holder of shares of Series Q Preferred Stock and any other Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation, and the holders of Outstanding shares of Preferred Stock, including Series Q Preferred Stock, and of Outstanding shares of Common Stock shall vote together as a single class; provided, however, that at any meeting of the stockholders of the Corporation held for the election of directors, the holders of Outstanding shares of Preferred Stock, including Series Q Preferred Stock, shall be entitled, as a single class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect a number of the Corporation’s directors, such that following the election of directors at the meeting of the stockholders, the Corporation’s Board of Directors shall contain two directors elected exclusively by the holders of the Outstanding shares of Preferred Stock, including the Series Q Preferred Stock. Subject to paragraph 5(b) of Article II hereof, the holders of outstanding shares of capital stock of the Corporation, including the holders of Outstanding shares of Preferred Stock, including the Series Q Preferred Stock, voting together as a single class, shall elect the balance of the directors.

(b) Right to Elect Majority of Board of Directors.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock pursuant to paragraph 5(a) above, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting together as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect pursuant to paragraph 5(a) above. The Corporation and the Board of Directors shall take all necessary action, including amending the By-Laws, to effect an increase in the number of directors as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding shares of Series Q Preferred Stock equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the Directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Stock, voting together as a single class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 120 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series Q Preferred Stock to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Governing Documents, by statute or otherwise, a share of Series Q Preferred Stock which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock, including Series Q Preferred Stock, to elect directors, shall continue following such meeting, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Stock, including Series Q Preferred Stock, and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Preferred Stock, including Series Q Preferred Stock, to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above, the number of directors shall be automatically reduced to eliminate the directorships of the additional directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above.

(d) Exclusive Remedy.

Unless otherwise required by law, the holders of shares of Series Q Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The holders of shares of Series Q Preferred Stock shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends and distributions on the shares of Series Q Preferred Stock, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

6. Asset Coverage Test.

(a) Determination of Compliance.

For so long as any shares of Series Q Preferred Stock are Outstanding, the Corporation shall have Asset Coverage as of the last Business Day of each March, June, September and December of each year in which any share of Series Q Preferred Stock is Outstanding.

(b) Failure to Meet Asset Coverage.

If the Corporation fails to have Asset Coverage as provided in paragraph 6(a) hereof and such failure is not cured as of the Series Q Asset Coverage Cure Date, (i) the Corporation shall give a Notice of Redemption as described in paragraph 4 of Article II hereof with respect to the redemption of a sufficient number of shares of Preferred Stock, which at the Corporation’s determination (to the extent permitted by the 1940 Act and Maryland law) may include any proportion of shares of Series Q Preferred Stock, to enable it to meet the requirements of paragraph 6(a) above, and, at the Corporation’s discretion, such additional number of shares of Series Q Preferred Stock or other Preferred Stock in order that the Corporation shall have Asset Coverage with respect to the shares of Series Q Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption as great as 210%, and (ii) deposit with the Dividend-Disbursing Agent Deposit Assets having an initial combined value sufficient to effect the redemption of the shares of Series Q Preferred Stock or other Preferred Stock to be redeemed, as contemplated by paragraph 4(a)(ii) of Article II hereof.

(c) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraph 6(a) hereof are satisfied, (i) no share of the Series Q Preferred Stock shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient Deposit Assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such Deposit Assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Stock.

(a) So long as any shares of Series Q Preferred Stock are Outstanding and the Corporation is permitted to issue indebtedness under its fundamental investment restrictions, the Corporation may issue and sell one or more series of a class of senior securities of the Corporation representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that, immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Corporation shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options or the use of any other financial instrument that may have the effect of creating leverage, to the extent such transactions are made in accordance with the investment restrictions of the Corporation then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a).

(b) So long as any shares of Series Q Preferred Stock are Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the shares of Series Q Preferred Stock or shares of other Preferred Stock Outstanding, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Stock for which a Redemption Notice has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the shares of Series Q Preferred Stock and all other Preferred Stock then Outstanding, and (ii) no such additional Preferred Stock shall have any preference or priority over any other Preferred Stock upon the distribution of the assets of the Corporation or in respect of the payment of dividends.

ARTICLE III

ABILITY OF BOARD OF DIRECTORS TO MODIFY THESE
ARTICLES SUPPLEMENTARY

1. Modification.

(a) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of shares of Series Q Preferred Stock (or of any other series of Preferred Stock), voting separately from any other series of Preferred Stock (to the extent its rights are affected differently), shall be required with respect to any matter that materially and adversely affects the rights, preferences or powers of that series in a manner different from that of other series or classes of the Corporation’s capital stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preferences or powers unless such matter (i) adversely alters or abolishes any preferential right of such series; (ii) creates, adversely alters or abolishes any right in respect of redemption of such series; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to such series. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including the Series Q Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Preferred Stock. The vote of holders of any series described in this paragraph 1(a) of Article III will in each case be in addition to a separate vote of the requisite percentage of Common Stock and Preferred Stock, if any, necessary to authorize the action in question. The holders of the Series Q Preferred Stock shall not be entitled to vote as a separate series on any matter that affects the rights or interests of only one or more series of Preferred Stock other than the Series Q Preferred Stock.

(b) Notwithstanding the provisions of Article III, to the extent permitted by law, the Board of Directors, without the vote of the holders of the Series Q Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series Q Preferred Stock.

(c) Unless a higher percentage is required under the Governing Documents or applicable provisions of Maryland law or the 1940 Act, the affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Outstanding Preferred Stock, including the Series Q Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The vote of holders of any series described in this paragraph 1(c) of Article III will in each case be in addition to a separate vote of the requisite percentage of Common Stock and Preferred Stock, if any, necessary to authorize the action in question.

(d) For purposes of this Article III, the phrase “vote of the Holders of a majority of the Outstanding shares of Preferred Stock” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the affirmative vote, at the annual or a special meeting of the stockholders of the Corporation duly called, of the Holders (A) of 67 percent or more of the shares of Preferred Stock present at such meeting, if the Holders of more than 50 percent of the Outstanding shares of Preferred Stock are present or represented by proxy at such meeting; or (B) of more than 50 percent of the Outstanding shares of Preferred Stock, whichever is less.

2. No Modification of Existing Preferred Stock.

Nothing contained in these Articles Supplementary creating the Series Q Preferred Stock shall be understood to modify the rights, obligations or privileges of any other series of the Corporation’s Preferred Stock Outstanding. To the extent permitted by law, the Board of Directors, without the vote of the holders of the Series Q Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so as to negate the effect of any such modification of the rights, obligations or privileges of any other series of the Corporation’s Preferred Stock Outstanding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its duly authorized President, and attested by its Secretary, and the undersigned President of the Corporation further acknowledges said instrument to be the corporate act of the Corporation, and states that, to the best of such officer’s knowledge, information and belief under penalty of perjury, the matters and facts set forth herein required to be verified under oath are true in all material respects, as of November 28, 2025.

THE GABELLI EQUITY TRUST INC.

By:	/s/ John C. Ball
Name:	John C. Ball
Title:	President

Attest:

By:	/s/ Peter D. Goldstein
Name:	Peter D. Goldstein
Title:	Secretary

[Signature Page to Articles Supplementary for Series Q Preferred Stock of The Gabelli Equity Trust Inc.]